As Amended and Restated on June 22, 2023

By-Laws

of

Each Trust Listed on Schedule A Hereto (each, a “Trust”)

Article I

Definitions

Any capitalized terms not defined herein shall have the respective meanings given them in the Declaration of Trust of the Trust as the same may be in effect from time to time.

Article II

Offices and Declaration of Trust

Section 1. Principal Office. Until changed by the Trustees, the principal office of the Trust shall be 120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187. The Trust shall maintain a registered agent for service of process in The Commonwealth of Massachusetts unless such maintenance is not required by law.

Section 2. Other Offices. The Trust may have offices in such other places without as well as within The Commonwealth of Massachusetts as the Trustees may from time to time determine.

Section 3. The Trust; Declaration of Trust. These are the By-Laws of each Trust listed on Schedule A hereto, each a Massachusetts business trust established by its own Declaration of Trust. The Trust shall be subject to the Declaration of Trust, as from time to time in effect. Each Shareholder of the Trust, by virtue of having become a Shareholder, shall be held to have expressly assented and agreed to be bound by the terms of the Declaration of Trust and these By-Laws.

Article III

Shareholders

Section 1. Meetings. (a) Meetings of Shareholders may be called at any time by the Chairman of the Board, the President or by at least sixty-six and two-thirds percent (66-2/3%) of the Trustees and shall be called by any Trustee upon written request, which shall specify the purpose or purposes for which such meeting is to be called, of Shareholders holding Shares representing in the aggregate not less than fifty percent (50%) of the outstanding Shares entitled to vote on the matters specified in such written request in accordance with the provisions of this Article III. Any such meeting shall be held within or without The Commonwealth of Massachusetts on such day and at such time as the Trustees shall designate or as designated by an officer authorized by the Trustees to so designate. Notwithstanding anything to the contrary in these By-Laws, the Trustees, a committee thereof or any officer of the Trust may determine at any time, including, without limitation, after the calling of any meeting of Shareholders, that any meeting of Shareholders be held solely by means of remote communication or both at a physical location and by means of remote communication. Any meeting so called may be postponed prior to the meeting with notice to the Shareholders entitled to vote at that meeting.

(b) Except as otherwise provided in this subparagraph (b), regular meetings of the Shareholders for the election of Trustees and the transaction of such other business as may properly come before the meeting shall be held, so long as Shares are listed for trading on the New York Stock Exchange or any other exchange or market that has such a requirement (an “Exchange”). Such regular meetings shall be held each year in accordance with the rules, regulations and interpretations of the applicable Exchange, on such day and at such place as shall be designated by the Trustees or as designated by an officer authorized by the Trustees to so designate, provided that a meeting initially called to be held in any given calendar or fiscal year shall be deemed to be an annual meeting (as defined below) for that calendar or fiscal year, if so designated by the Trustees, even if the actual date of the meeting is in a subsequent calendar or fiscal year, due to postponements, adjournments, delays or other similar events or circumstances. In the event that such a meeting is not held within such calendar or fiscal year if so required by the applicable Exchange, for whatever reason, a subsequent special meeting may be called by the Trustees and held in lieu of such meeting with the same effect as if held within that year. Such regular meeting or special meeting held in lieu of a regular meeting in accordance with this subparagraph (b) shall be deemed to be an “annual meeting” for the purposes of these By-Laws, and the term “special meeting” refers to all meetings of Shareholders other than an annual meeting or a special meeting in lieu of an annual meeting.

(c) Any Shareholder(s) seeking to request a special meeting shall send a special meeting request (the “Special Meeting Request”) to the Secretary by registered mail, return receipt requested, requesting the Trustees call a special meeting. Proof of the requesting Shareholder’s ownership of Shares at the time of giving the Special Meeting Request must accompany the requesting Shareholder’s Special Meeting Request. The Special Meeting Request shall: (i) set forth the purpose of the meeting, which must be to act on a proposal upon which the requesting Shareholder(s) are entitled to vote, (ii) be signed by each requesting Shareholder (or its duly authorized agent), (iii) bear the date of signature of each requesting Shareholder (or its duly authorized agent), (iv) set forth all information that each requesting Shareholder, and with respect to the beneficial owners of Shares on whose behalf such request is being made, each such beneficial owner of Shares, would be required to disclose in a proxy statement or other filings required to be made in connection with solicitations of proxies with respect to the proposed business to be brought before the meeting pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not such Person (as defined below) intends to deliver a proxy statement or solicit proxies, and (v) include or be accompanied by all additional information required by subsection 3(b) of this Article III.

For purposes of these By-Laws, “Person” shall mean and includes natural persons, corporations, partnerships, limited partnerships, business trusts, limited liability partnerships, statutory trusts, limited liability companies, trusts, associations, joint ventures, estates, nominees and any other entity in its own or any representative capacity, whether or not legal entities, and governments and agencies and political subdivisions thereof, in each case whether domestic or foreign.

(i) Upon receiving the Special Meeting Request, the Trustees, or an officer authorized by the Trustees, may in their discretion fix a date for the special meeting. In fixing a date for any special meeting, the Trustees or such officer may consider such factors as they deem relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Trustees to call an annual meeting or a special meeting.

(ii) Any requesting Shareholder (or its duly authorized agent) may revoke his, her or its Special Meeting Request at any time by written revocation delivered to the Secretary.

(iii) If written revocation of the Special Meeting Request has been delivered to the Secretary by one or more requesting Shareholders and the result of such revocation(s) is that Shareholders holding Shares representing in the aggregate less than fifty percent (50%) of the outstanding Shares entitled to vote on the matters to be considered at the meeting have delivered, and not revoked, requests for a special meeting to the Secretary: (i) if the notice of meeting has not already been delivered, the Secretary shall refrain from delivering the notice of the meeting and send to all requesting Shareholders who have not revoked such requests written notice of such revocations and written notice that the Trust intends to not deliver notice of the meeting, or (ii) if the notice of meeting has been delivered and if the Secretary first sends to all requesting Shareholders who have not revoked such requests written notice of such revocations and written notice of the Trust’s intention to revoke the notice of the meeting or for the chair of the meeting to adjourn the meeting without action on the matter, upon authorization by the Board, (A) the Secretary may revoke the notice of the meeting at any time before the commencement of the meeting or (B) the chair of the meeting may call the meeting to order and adjourn the meeting without acting on the matters. Any Special Meeting Request received after a revocation by the Secretary of a notice of a meeting shall be considered a request for a new special meeting.

(iv) The Board, the Chairman or an officer of the Trust may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Trust for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the Secretary. Nothing contained in this subparagraph (c)(iv) shall in any way be construed to suggest or imply that the Trust shall not be entitled to contest the validity of any purported Special Meeting Request, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(d) Whenever a matter is required to be voted by Shareholders of the Trust in the aggregate under the Declaration of Trust, if there is then more than one class of Shares outstanding, the Trust may either hold a meeting of Shareholders of all classes to vote on such matter, or hold separate meetings of Shareholders of one or more of the individual classes to vote on such matter, provided that (i) such separate meetings shall be held within one (1) year of each other and (ii) a quorum of the individual class or classes for which the separate meeting is held shall be present at each such separate meeting, and the votes of Shareholders at all such separate meetings shall be aggregated in order to determine if sufficient votes have been cast for such matter to be voted.

(e) Any purported vote of any Shareholders at any meeting of Shareholders that does not meet the requirements of applicable state or federal law may be disregarded as invalid if so determined by the Board or the chair of such meeting. In such event, such Shares may nevertheless be counted for purposes of determining whether or not a quorum is present at such meeting.

Section 2. Quorum; Adjournments. The holders of Shares representing thirty-three and a third percent (33-1/3%) of the outstanding Shares entitled to vote present in person or by proxy shall constitute a quorum at any meeting of the Shareholders, except that where pursuant to any provision of the federal securities laws and the rules thereunder applicable to the Trust, including any exemptive, interpretive or other relief (including no-action relief) or guidance issued by the Securities and Exchange Commission (the “SEC”) or the Staff of the SEC (collectively, “Applicable Law”), the Declaration of Trust or these By-Laws a vote shall be taken by individual classes, then Shares representing thirty-three and a third percent (33-1/3%) of the aggregate number of Shares of that class entitled to vote shall be necessary to constitute a quorum for the transaction of business by that class. For the purposes of establishing whether a quorum is present, all shares present in person or by properly submitted proxy and entitled to vote, including abstentions and broker non-votes, shall be counted.

Any meeting of Shareholders may, by action of the chair of the meeting, be adjourned from time to time with respect to one or more matters to a date that may be more than one hundred and twenty (120) days after the date set for the original meeting, whether or not a quorum is present with respect to such matter or matters; upon motion of the chair of the meeting, the question of adjournment may be submitted to a vote of the Shareholders, and in that case, any adjournment with respect to one or more matters must be approved by the vote of holders of a majority of the Shares present and entitled to vote with respect to the matter or matters adjourned, and without further notice. Unless a proxy is otherwise limited in this regard, any Shares present and entitled to vote at a meeting, including those that are represented by broker non-votes, may, at the discretion of the proxies named therein, be voted in favor of such an adjournment or adjournments.

Section 3. (a) Notice of Meetings. Notice of all meetings of Shareholders, stating the time, place and purposes of the meeting, shall be given by the Trustees in accordance with the Declaration of Trust, mailed or sent at least ten (10) days and not more than one hundred and twenty (120) days before the date for the meeting set forth in such notice. Notice of the postponement of a meeting will be given as soon as practical following the decision to postpone the meeting. Any adjourned meeting may be held as adjourned without further notice if the new date, time and place of the meeting was announced at the meeting that was adjourned. If the meeting will be conducted by means of remote communication, the notice will provide the means, or provide the manner by which a Shareholder may determine the means, of attending and participating in such meeting, provided however, if it is determined after notice of the meeting has been sent to Shareholders that participation by Shareholders in the meeting shall or may be conducted by means of remote communication, notice of the manner by which a Shareholder may determine the means of attending and participating in such meeting may be provided at any time by press release or any other means of public communication not prohibited by Applicable Law.

For any matter to be properly before any annual or special meeting, the matter must be (i) specified in the notice of meeting given by or at the direction of the Board of Trustees, (ii) otherwise brought before the meeting by or at the direction of the Board of Trustees or (iii) a matter upon which Shareholders are entitled to vote and be brought before the meeting by a Shareholder in the manner specified in Section 3(b) of Article III of these By-Laws. Only the business stated in the notice of the meeting shall be considered at such meeting. No notice need be given to any Shareholder who shall have failed to inform the Trust of the Shareholder’s current address or if a written waiver of notice, executed before or after the meeting by the Shareholder or the Shareholder’s attorney thereunto authorized, is filed with the records of meeting. Where separate meetings are held for Shareholders of a class to vote on a matter required to be voted on by Shareholders of the Trust in the aggregate, notice of each such separate meeting shall be provided in the manner described above in this Section 3(a). Notices required by this Section may be sent or delivered by any reasonable means, including by electronic means, and any notice shall be deemed to have been made in accordance with these By-Laws if such notice complies with any Applicable Law.

(b) Requirements for Matters to be Considered. (i) With the exception of Shareholder proposals duly submitted in accordance with the requirements of Rule 14a-8 under the Exchange Act (or any successor provision thereto) upon which the proposing Shareholder is entitled to vote and required to be included by Applicable Law, only matters proposed by the Trustees may be included in the Trust’s proxy materials.

(ii) In addition to any other requirements under Applicable Law, the Declaration of Trust and these By-Laws, any proposal to elect any person nominated by Shareholders for election as Trustee and any other proposals by Shareholders upon which the proposing Shareholder is entitled to vote may only be brought before an annual meeting if timely written notice (the “Shareholder Notice”) is provided to the Secretary. Unless a greater or lesser period is required under Applicable Law, to be timely, the Shareholder Notice must be delivered to or mailed and received at the principal executive offices of the Trust not less than one hundred and five (105) days nor more than one hundred and twenty (120) days prior to the first anniversary date of the date the Trust’s proxy statement was released to Shareholders for the prior year’s annual meeting; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences thirty (30) days before the first anniversary date of the annual meeting for the preceding year and ends thirty (30) days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Annual Meeting Date”), such Shareholder Notice must be given in the manner provided herein not more than one hundred and twenty (120) days prior to such Other Annual Meeting Date and not less than the close of business on the later of (i) the date one hundred and five (105) days prior to such Other Annual Meeting Date or (ii) the tenth (10th) business day following the date such Other Annual Meeting Date is first publicly announced or disclosed.

(iii) Any Shareholder submitting a nomination of any person or persons (as the case may be) for election as a Trustee or Trustees of the Trust (“Proposed Nominee”) shall deliver, as part of such Shareholder Notice:

(A) a statement signed and certified by such Shareholder in writing setting forth:

(1) the name, age, date of birth, business address, residence address and nationality of any Proposed Nominee;

(2) the class or series and number of all Shares of the Trust entitled to vote in the election owned of record or beneficially by the Shareholder and each Proposed Nominee, as reported to such Shareholder by such Proposed Nominee;

(3) the name of each nominee holder of Shares owned beneficially but not of record by such Shareholder and such Proposed Nominee and each “Proposed Nominee Associate” of such Proposed Nominee (which shall mean (i) any Person acting in concert with such Proposed Nominee, (ii) any beneficial owner of Shares of the Trust owned of record or beneficially of such Proposed Nominee (other than a Shareholder that is a depositary) and (iii) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Proposed Nominee or such Proposed Nominee Associate) of such Proposed Nominee, and the number of such Shares held by each such nominee holder;

(4) a description of any agreement, arrangement or understanding, whether written or oral (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned Shares), that has been entered into as of the date of the Shareholder Notice on behalf of such Proposed Nominee and each Proposed Nominee Associate, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee, with respect to Shares of the Trust;

(5) any other information regarding each such Proposed Nominee as would be required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K or paragraph (b) of Item 22 of Rule 14a-101 (Schedule 14A) under the Exchange Act (or any successor provision thereto);

(6) a description of all agreements, arrangements or understandings (whether written or oral) between such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee related to such nomination and any material interest of such Proposed Nominee Associate in such nomination, including any anticipated benefit therefrom to such Proposed Nominee Associate;

(7) a description of all agreements, arrangements or understandings (whether written or oral) between such Proposed Nominee or each Proposed Nominee Associate of such Proposed Nominee and the nominating Shareholder or any “Shareholder Associate” (which shall mean (i) any Person acting in concert with such Shareholder, (ii) any beneficial owner of Shares of the Trust owned of record or beneficially by such Shareholder (other than a Shareholder that is a depositary) and (iii) any Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Shareholder or such Shareholder Associate) of such nominating Shareholder related to such nomination, including with respect to the voting of any matters to come before the Trustees or any anticipated benefit therefrom to such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee;

(8) a description of all commercial and professional relationships and transactions between or among such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee, and any other Person or Persons known to such Proposed Nominee or any Proposed Nominee Associate of such Proposed Nominee to have a material interest in such nomination;

(9) a representation as to whether such Shareholder believes any Proposed Nominee is or will be an “interested person” of the Trust (as defined under the Investment Company Act of 1940, as amended (the “1940 Act”)) and, if not an interested person, information regarding each Proposed Nominee that will be sufficient for the Trust to make such determination;

(10) a representation as to whether such Proposed Nominee satisfies the qualifications of persons nominated or seated as Trustees as set forth in Article IV, Section 7 of these By-Laws, together with information regarding such Proposed Nominee that will be sufficient, in the discretion of the Trustees, to examine such representation;

(11) a representation as to whether such Proposed Nominee meets all applicable legal requirements relevant to service as a Trustee, including, but not limited to, the rules adopted by the principal listing exchange (if any) upon which Shares are listed, Rule 10A-3 under the Exchange Act (or any successor provision thereto), Article 2-01 of Regulation S-X under the Exchange Act with respect to the Trust’s independent registered public accounting firm (or any successor provision thereto) and any other criteria established by the 1940 Act related to service as a trustee of a management investment company or the permitted composition of the board of trustees of a management investment company, together with information regarding such Proposed Nominee that will be sufficient, in the discretion of the Trustees, to examine such representation; and

(12) any other information regarding the person or persons to be nominated that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of Trustees or directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(B) the written and signed consent of any Proposed Nominee to serve as a Trustee if elected and to continue to satisfy the eligibility qualifications set forth in Article IV, Section 7 of these By-Laws;

(C) the written and signed certification of each Proposed Nominee that:

(1) all information regarding such Proposed Nominee included in and/or accompanying the Shareholder Notice is true, complete and accurate;

(2) such Proposed Nominee is not, and will not become a party to, any agreement, arrangement or understanding (whether written or oral) with any Person other than the Trust in connection with service or action as a Trustee of the Trust that has not been disclosed to the Trust;

(3) the Proposed Nominee satisfies the qualifications of persons nominated or seated as Trustees as set forth in Article IV, Section 7 of these By-Laws at the time of their nomination; and

(4) such Proposed Nominee will continue to satisfy the qualifications of persons nominated or seated as Trustees as set forth in Article IV, Section 7 of these By-Laws at the time of their election, if elected.

(D) any other information as the Trustees may reasonably request of the nominating Shareholder or each Proposed Nominee regarding any such Proposed Nominee and/or such nominating Shareholder, and such information shall be received by the Secretary at the principal executive offices of the Trust not later than seven (7) calendar days after the first request by or on behalf of the Trustees for such other information was sent to such Shareholder, group of Shareholders or Proposed Nominee. Any request for such other information that is not answered in a reasonably complete, accurate, diligent and good faith manner, or that is not timely received by the Trust in accordance with this Article III, Section 3(b)(iii)(D), will render the nomination ineffective for failure to satisfy the requirements of these By-Laws. If the same request for such other information is sent to multiple persons, then the earliest such date and time on which such request for information was sent shall apply for the purpose of determining compliance with Article III, Section 3(b)(iii)(D).

(iv) In connection with any Shareholder nominating a person for election as a Trustee, such Shareholder must obtain from the Secretary a questionnaire to be completed by the Proposed Nominee and returned and received by the Secretary at the principal executive offices of the Trust no later than ten (10) business days after the Secretary sends such questionnaire to the Shareholder. Each Proposed Nominee shall, as required by the Board, sit for an interview with one or more Trustees or their representatives, which interview may, in the discretion of such Trustees be conducted by means of remote communication. Refusal by a Proposed Nominee to participate in such interview will render the nomination ineffective for failure to satisfy the requirements of these By-Laws. Each Proposed Nominee shall, as required by the Board, consent to and cooperate with a background screening conducted by a background screening company with experience in conducting background screenings of public company directors selected by the Board. Refusal by a Proposed Nominee to cooperate with such a background screening will render the nomination ineffective for failure to satisfy the requirements of these By-Laws. Each Proposed Nominee shall agree to be bound by the Guidelines and Procedures Regarding Governance as then currently in effect (the “Board Guidelines”) if elected. Refusal by a Proposed Nominee to agree to such Board Guidelines if elected will render the nomination ineffective for failure to satisfy the requirements of these By-Laws. In addition, the Trustees may require any Proposed Nominee to furnish such other information as they may reasonably require or deem necessary to determine the eligibility of such Proposed Nominee to serve as a Trustee.

(v) Without limiting the foregoing, any Shareholder who gives a Shareholder Notice of any matter proposed to be brought before a Shareholder meeting (whether or not involving nominees for Trustees) shall deliver, as part of such Shareholder Notice:

(A) the description of and text of the proposal to be presented;

(B) a brief written statement of the reasons why such Shareholder favors the proposal;

(C) such Shareholder’s name and address as they appear on the Trust’s books;

(D) any other information relating to the Shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies with respect to the matter(s) proposed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(E) the class or series and number of all Shares of the Trust entitled to vote on such proposal owned beneficially and of record by such Shareholder;

(F) any material interest of such Shareholder in the matter proposed (other than as a Shareholder);

(G) a representation that such Shareholder is a holder of Shares of the Trust entitled to vote on such proposal or nomination at such meeting and intends to appear in person or by proxy at the Shareholder meeting to act on the matter(s) proposed, and if the proposal involves Proposed Nominee(s) for Trustees, a representation from each Proposed Nominee that such Proposed Nominee intends to appear in person at the Shareholder meeting;

(H) if the proposal involves Proposed Nominee(s), a description of all arrangements or understandings between the Shareholder and each Proposed Nominee and any other Person or Persons (including their names) pursuant to which the nomination(s) are to be made by the Shareholder;

(I) a description of any agreement, arrangement or understanding (whether written or oral) with respect to the nomination or proposal between or among such Shareholder and such beneficial owner, any of their respective Shareholder Associates, and any others Person or Persons (including their names) in connection with the proposal of such business and any material interest of such Person in such business, including any anticipated benefit therefrom to such Person;

(J) a description of any agreement, arrangement or understanding, whether written or oral (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned Shares), that has been entered into as of the date of the Shareholder’s notice by, or on behalf of, such Shareholder and such beneficial owners or their respective Shareholder Associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Shareholder or such beneficial owner or their respective Shareholder Associates, with respect to Shares of the Trust;

(K) a description of all commercial and professional relationships and transactions between or among such Shareholder and such beneficial owners or their respective Shareholder Associates, and any other Person or Persons known to such Shareholder and such beneficial owners or their respective Shareholder Associates to have a material interest in the matter that is the subject of such notice;

(L) in the case of a Shareholder that holds Shares entitled to vote at the meeting through a nominee or “street name” holder of record, evidence establishing such beneficial owner’s indirect ownership of, and entitlement to vote, Shares at the meeting of Shareholders.

(M) a representation as to whether the Shareholder or the beneficial owner is part of, or intends to form, a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Trust’s outstanding Shares required to approve or adopt the proposal or elect the Proposed Nominee and/or (y) otherwise to solicit proxies from Shareholders in support of such proposal or nomination.

As used in this subsection 3(b), Shares “beneficially owned” shall mean all Shares which such Person is deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Exchange Act.

(vi) To be eligible for election as Trustee, any Proposed Nominee must be in attendance at the meeting at which such Proposed Nominee is to stand for election.

(vii) For purposes of this subsection 3(b), a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, in a document publicly filed by the Trust with the SEC, or in a Web site accessible to the public maintained by the Trust or by its investment adviser or an affiliate of its investment adviser.

(viii) In no event shall an adjournment or postponement (or a public announcement thereof) of a meeting of Shareholders commence a new time period (or extend any time period) for the giving of notice as provided in this subsection 3(b).

(ix) Prior to any annual or special meeting, the Board, and at any annual or special meeting, the chair presiding at any such meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power to determine whether a Shareholder proposal, notice of a nomination by a Shareholder or any other business proposed by a Shareholder to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this subsection 3(b) and, if any proposed nomination or other business is not in compliance with this subsection 3(b), to declare, as appropriate, that such nomination or proposal shall be disregarded, that any such nominee shall be deemed ineligible to be elected at the meeting, and that any votes submitted for such nominee or proposal shall not be counted, which such determination shall be final and binding unless determined by a court of competent jurisdiction to have been made in bad faith.

(x) If information submitted in a Shareholder Notice or otherwise pursuant to this subsection 3(b) by a Shareholder or a Proposed Nominee providing notice of any nomination, Shareholder proposal or any other business proposed to be brought before a meeting of Shareholders, and any information submitted pursuant to this subsection 3(b) relating thereto, shall become incomplete or inaccurate in any way, such Shareholder or a Proposed Nominee shall notify the Trust in writing of any inaccuracy or change and update and supplement such information to cause it to be complete and accurate within seven (7) calendar days of becoming aware of such inaccuracy. If a Shareholder or Proposed Nominee fails to provide such written notification and update within such period, the information that was or becomes inaccurate shall be deemed not to have been provided in accordance with this subsection 3(b) and, accordingly, will render the Shareholder Notice ineffective for failure to satisfy the requirements of these By-Laws.

(xi) Upon written request by the Secretary or the Board, a Shareholder providing a Shareholder Notice, notice of any nomination, Shareholder proposal or any other business proposed to be brought before a meeting of Shareholders or a shareholder nominee, and any information submitted pursuant to this subsection 3(b) relating thereto, or a Proposed Nominee, shall provide, within seven (7) calendar days of the sending of such request, a written certification of the accuracy of all information submitted by the Shareholder or Proposed Nominee pursuant to this subsection 3(b) (as updated or supplemented pursuant to subparagraph (vi) hereof) as of the date of such written request. Failure to provide such written certification in a timely manner will render the Shareholder Notice ineffective for failure to satisfy the requirements of these By-Laws.

(xii) Notwithstanding anything to the contrary in this subsection 3(b) or otherwise in these By-Laws, unless required by Applicable Law, no matter shall be considered at or brought before any annual or special meeting unless such matter has been deemed a proper matter for Shareholder action by at least sixty-six and two-thirds percent (66-2/3%) of the Trustees.

Section 4. Record Date. For the purpose of determining the Shareholders who are entitled to notice of and to vote at any meeting or any adjournments or postponements thereof, or to participate in any distribution, or for the purpose of any other action, the Trustees may from time to time close the transfer books for such period, not exceeding thirty (30) days, as the Trustees may determine; or without closing the transfer books the Trustees may fix a date not more than one hundred-twenty (120) days prior to the date of any meeting of Shareholders (before giving effect to any adjournments or postponements thereof) or distribution or other action as a record date for the determination of the Persons to be treated as Shareholders of record for such purpose, provided however that the Trustees may delegate the determination of such dates to one or more officers of the Trust. Where separate meetings are held for Shareholders of each of the individual classes to vote on a matter required to be voted on by Shareholders of the Trust in the aggregate, the record date of each such separate meeting shall be determined in the manner described above in this Section 4. In the event for any reason a new record date is set for a meeting of Shareholders, a proxy received by the Trust from a Shareholder who was a Shareholder of record on both the record date originally set for the meeting and the new record date for such meeting shall remain in full force and effect unless explicitly revoked by the applicable Shareholder. Only Shareholders of record on the record date so determined shall have the rights described in this Section, notwithstanding any subsequent transfer of Shares on the books of the Trust. The Trustees also may select the time of day as of which the calculations for determining how many votes each Shareholder is entitled to pursuant to the Declaration of Trust shall be performed.

Section 5. Proxies. At any meeting of Shareholders, any holder of Shares entitled to vote thereat may vote by proxy, provided that no proxy shall be voted at any meeting unless it shall have been placed on file with the Secretary, or with such other officer or agent of the Trust as the Secretary may direct, for verification prior to the time at which such vote shall be taken. In connection with the solicitation of proxies by the Trustees, a Shareholder may give instructions through telephonic, electronic or telegraphic methods of communication or via facsimile or the Internet for another Person to execute his or her proxy, if, in each case, such method has been authorized for the Trust by its officers, and pursuant in each case to procedures established or approved by the officers of the Trust or agents employed by the Trust for such purpose as reasonably designed to verify that such instructions have been authorized by such Shareholder; and the placing of a Shareholder’s name on a proxy pursuant to such instructions shall constitute execution of such proxy by or on behalf of such Shareholder. Pursuant to a vote of a majority of the Trustees, proxies may be solicited in the name of one or more Trustees and/or one or more of the officers of the Trust, in each case with right of substitution. If a proxy is solicited by any Person not approved by the majority of the Trustees, such a proxy may be authorized by a Shareholder only by written instrument or through telephonic or electronic methods of communication or via the Internet pursuant to procedures reasonably designed to verify that such instructions have been authorized by such Shareholder. When any Share is held jointly by several Persons, any one of them may vote at any meeting in person or by proxy in respect of such Share, but if more than one of them shall be present at such meeting, in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall not be received in respect of such Share, but shall be counted as present at the meeting for all other purposes. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger. If the holder of any such Share is a minor or a person of unsound mind, and subject to guardianship or to the legal control of any other Person as regards the charge or management of such Share, such Share may be voted by such guardian or such other Person appointed or having such control, and such vote may be given in person or by proxy. Unless otherwise specifically limited by their terms, proxies shall entitle the holder thereof to vote at any postponements or adjournments of a meeting, and no proxy shall be valid after eleven months from its date unless a longer period is expressly provided in the appointment. No appointment is irrevocable unless the appointment is coupled with an interest in the Shares or in the Trust. A Shareholder who has submitted a proxy may revoke or withdraw the proxy with respect to any matter to be considered at a meeting or any adjournments or postponements thereof if such revocation or withdrawal is properly received prior to the vote on that matter. A Shareholder may also revoke a prior proxy prior to a vote on a matter by delivering a duly executed proxy bearing a later date or by attending the meeting or any adjournments or postponements thereof and voting in person on the matter or matters.

Section 6. Inspection of Records. Except as otherwise provided in a Trust’s respective Declaration of Trust, (a) upon at least five (5) business days advance written notice to the Trust, a Shareholder is entitled to inspect and copy, during regular business hours at the office where they are maintained, copies of any of the following records of the Trust:

(i) the Declaration of Trust and all amendments thereto currently in effect;

(ii) these By-Laws and all amendments thereto currently in effect;

(iii) resolutions adopted by the Trustees creating one or more classes or series of Shares, and fixing their relative rights, preferences, and limitations, if any Shares issued pursuant to those resolutions are outstanding;

(iv) the minutes of all Shareholders’ meetings, and records of all action taken by Shareholders without a meeting, for the past three (3) years;

(v) all written communications to Shareholders generally within the past three (3) years;

(vi) a list of all the names and business addresses of the current Trustees and officers; and

(vii) the most recent annual report delivered to the Secretary of State of the Commonwealth of Massachusetts.

(b) Upon at least five (5) business days advance written notice to the Trust, a Shareholder is entitled to inspect and copy, during regular business hours at the office where they are maintained, copies of any of the following records of the Trust, only to the extent that the written notice describes with reasonable particularity the purpose of the demand and the records the Shareholder desires to inspect, the demand is made in good faith and for a proper purpose, the records requested are directly connected with such purpose, and the Trustees shall not have determined in good faith that disclosure of the records sought would adversely affect the Trust in the conduct of its business or constitute material non-public information at the time when the Shareholder’s notice of demand to inspect and copy is received by the Trust:

(i) excerpts from minutes reflecting action taken at any meeting of the Trustees, records of any action of a committee of Trustees while acting in place of the Trustees on behalf of the Trust, minutes of any meeting of the Shareholders, and records of action taken by the Shareholders or Trustees without a meeting, to the extent not subject to inspection under Article III, Section 6(a);

(ii) the financial statements of the Trust and the supporting schedules reasonably necessary to verify any line item on those financial statements; and

(iii) a list of the names and addresses of all Shareholders of record, in alphabetical order by class, showing the number and class of Shares held by each Shareholder of record.

(c) Scope of Inspection:

(i) The Trust may satisfy the right of a Shareholder to copy records under this Article III, Section 6 by furnishing to the Shareholder copies by photocopy or other means chosen by the Trust, including copies furnished through an electronic transmission or by directing the Shareholder to a publicly accessible website, if available, where copies of any such records are available electronically.

(ii) The Trust may impose a reasonable charge, covering the costs of labor, material, transmission and delivery, for copies of any documents provided to the Shareholder, which charge shall not exceed the estimated cost of production, reproduction, transmission or delivery of the records.

(iii) The Trust may impose reasonable restrictions on the use or distribution of records by the demanding Shareholder, including by requiring the Shareholder to enter into a confidentiality agreement on terms acceptable to the Trustees in its sole discretion.

(iv) Any determinations made by the Trustees related to a Shareholder’s request to inspect the Trust’s books and records pursuant to this Article III, Section 6, including, but not limited to, (1) whether such demand is made in good faith and for a proper purpose, (2) whether the records requested are directly connected with such purpose, (3) whether disclosure of the records sought would adversely affect the Trust in the conduct of its business or (4) whether the records sought constitute material non-public information, shall be conclusive and any Shareholder challenging such determination shall have the burden of proving that the Trustees acted in bad faith in making any such determination.

(v) No Shareholder shall have any right to inspect any records, accounts, books or documents of the Trust except as provided for by this Article III, Section 6, or otherwise authorized by the Trustees.

(d) Shareholders List for Annual Meeting.

(i) After fixing a record date for a shareholders’ meeting, the Trust shall prepare an alphabetical list of the names of all of its Shareholders of record who are entitled to notice of such meeting. The list shall be arranged by voting group, and within each voting group by class or series of Shares. The list shall show the address of and number of Shares held by each Shareholder of record. Such list need not include an electronic mail address nor other electronic contact information for any Shareholder of record.

(ii) The list of Shareholders of record shall be available for inspection by any Shareholder, beginning two (2) business days after notice is given of the meeting for which the list was prepared and continuing through the meeting: (A) at the Trust’s principal office or at a place identified in the meeting notice in the city where the meeting will be held; or (B) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting. If the meeting is to be held solely by means of electronic communication, the list shall be made available on an electronic network. In the event a Trust determines or is required to make the list available on an electronic network, the Trust may take reasonable steps to ensure that such information is available only to Shareholders of the Trust.

(iii) A Shareholder, its agent, or attorney is entitled on written demand to inspect, and subject to the requirements of this Article III, Section 6(b), to copy the list, during regular business hours and at such individual’s expense, during the period it is available for inspection.

(iv) A Trust shall make the Shareholders of record list available at the meeting. Any Shareholder or its agent or attorney is entitled to inspect the list at any time during the meeting or any adjournment.

(v) If a Trust refuses to allow a Shareholder or its agent or attorney to inspect the Shareholders of record list before or at the meeting, or copy the list as permitted by this Article III, Section 6(d), the superior court of the county where a Trust’s principal office or, if none in the Commonwealth of Massachusetts, its registered office is located, on application of the Shareholder, may summarily order the inspection or copying at the Trust’s expense and may postpone the meeting for which the list was prepared until such inspection or copying is complete.

(vi) Refusal or failure to prepare or make available the list of Shareholders of record shall not affect the validity of action taken at the meeting.

Section 7. Conduct of Meetings. Meetings of the Shareholders shall be presided over by the Chairman, or by another Trustee or officer designated by the Chairman or by the Board, or if there is no such designee present at the meeting, then by the most senior officer of the Trust present at the meeting and such person shall be deemed for all purposes the chair of the meeting. The chair of the meeting shall determine the order of business of the meeting and may prescribe such rules, regulations and procedures and take such actions as, in the discretion of such chair, are appropriate for the proper conduct of the meeting including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to Shareholders of record of the Trust, their duly authorized proxies or other such persons as the chair of the meeting may determine; (c) limiting participation at the meeting on any matter to Shareholders of record of the Trust entitled to vote on such matter, their duly authorized proxies or other such persons as the chair of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) maintaining order and security at the meeting; (f) removing any Shareholder or any other person who refuses to comply with meeting procedures, rules or guidelines as set forth by the chair of the meeting; and (g) recessing or adjourning the meeting to a later date and time and place announced at the meeting. Subject to any guidelines and procedures that the Trustees may adopt, any meeting at which Shareholders may meet by means of remote communication, e.g., by telephone, webcast, web portal, video conference circuit or similar communications equipment, shall be conducted in accordance with the following, unless otherwise permitted by Applicable Law: (i) the Trustees or officers of the Trust shall implement reasonable measures to verify that each person considered present and authorized to vote at the meeting by means of remote communication is a Shareholder or proxyholder; (ii) the Trustees or officers of the Trust shall implement reasonable measures to provide Shareholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to Shareholders under the circumstances at the time of the meeting, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with the proceedings; and (iii) in the event any Shareholder or proxyholder votes or takes other action in connection with the meeting by means of remote communication, a record of the vote or other action shall be maintained by the Trust. Participation in such a meeting shall constitute presence in person at such meeting for all purposes. At all meetings of Shareholders, unless voting is conducted by inspectors, all questions relating to the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided by the chair of the meeting. Unless otherwise determined by the chair of the meeting, meetings shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 8. Action without Meeting. At the direction of the Trustees, any action which may be taken by Shareholders may be taken without a meeting if Shareholders holding Shares representing at least sixty-six and two-thirds percent (66-2/3%) of the outstanding Shares entitled to vote on the matter (or such larger proportion thereof as shall be required by Applicable Law, the Declaration of Trust or these By-Laws for approval of such matter) consent to the action in writing and the written consents are filed with the records of the meetings of Shareholders. Such consent shall be treated for all purposes as a vote taken at a meeting of Shareholders.

Article IV

Trustees

Section 1. Meetings of the Trustees. The Trustees may in their discretion provide for regular or stated meetings of the Trustees. Notice of regular or stated meetings need not be given. Meetings of the Trustees other than regular or stated meetings shall be held whenever called by the Chairman or by any Trustee. Notice of the time and place of each meeting other than regular or stated meetings shall be given by the Secretary or an Assistant Secretary or by the officer or Trustee calling the meeting and shall be provided to each Trustee, at least two (2) days before the meeting, or shall be emailed or sent or delivered by other electronic means to each Trustee at the Trustee’s business, residence or electronic address, or personally delivered to the Trustee, at least one (1) day before the meeting. Such notice may, however, be waived by any Trustee. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by the Trustee before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice. A notice or waiver of notice need not specify the purpose of any meeting. The Trustees may meet by means of a telephone or video conference circuit or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a telephone or video conference meeting shall constitute presence in person at such meeting. Any action required or permitted to be taken at any meeting of the Trustees may be taken by the Trustees without a meeting if a majority of the Trustees consent to the action in writing and the written consents are filed with the records of the Trustees’ meetings. Such a consent shall be treated as a vote for all purposes.

Section 2. Quorum and Manner of Acting. A majority of the Trustees then in office shall constitute a quorum for the transaction of business at any regular or special meeting and (except as otherwise required by Applicable Law, the Declaration of Trust or these By-Laws) the act of a majority of the Trustees present at any such meeting, at which a quorum is present, shall be the act of the Trustees. In the absence of a quorum, a majority of the Trustees present may adjourn the meeting from time to time until a quorum shall be present. Meetings of the Trustees shall be presided over by the Chairman, or, if the Chairman is not present at the meeting, by another Trustee designated by the Chairman, or is there is no such designee present at the meeting, then by a person appointed to act as chairman of the meeting by the remaining Trustees present at the meeting.

Section 3. Chairman. The Trustees may elect from their own number a Chairman, to hold office until his or her successor shall have been duly elected and qualified. If the Chairman is present at a meeting of the Trustees, the Chairman shall preside at such meeting. The Chairman shall have such other duties as may be assigned to him or her from time to time by the Trustees.

Section 4. Counsel and Experts. The Trustees of the Trust who are not “interested persons” of the Trust pursuant to the 1940 Act may, by vote of a majority of such Trustees, at the Trust’s expense, engage such counsel, accountants, appraisers or other experts or consultants whose services such Trustees may, in their discretion, determine to be necessary or desirable from time to time.

Section 5. Classification of Trustees. (a) Prior to the public offering of the Trust’s Common Shares, the Trustees shall classify themselves by resolution into the following three classes to be elected by the holders of the outstanding Common Shares and outstanding Preferred Shares, voting together as a single class: Class I, Class II and Class III. The classes shall be of approximately equal size. Prior to the public offering of the Trust’s Common Shares, Trustees of each class shall be elected to the Board of Trustees for a term expiring at one of the first three annual meetings of shareholders following their initial election, respectively, in the classes designated by the Trustees, in each case until their respective successors are elected and qualified, eventually resulting in three classes of Trustees each serving for a three-year term. At each subsequent annual meeting, the Trustees chosen to succeed those whose terms are expiring shall be identified as being of the same class as the Trustees whom they succeed and shall be elected for a term expiring at the third succeeding annual meeting subsequent to their election, in each case until their respective successors are elected and qualified. If, with respect to any Trustee whose term is expiring, no such successor is elected and qualified at an annual meeting with respect to which notice was given as to an election of a class of Trustees for a term expiring at the third succeeding annual meeting subsequent to such annual meeting, each Trustee for whom a successor is not elected and qualified who was a member of such class immediately prior to such annual meeting shall remain and holdover as a Trustee for the full term expiring at the third succeeding annual meeting subsequent thereto. If, at any subsequent annual meeting, the term of a Trustee that is formerly a Preferred Trustee (as defined below) is expiring and Preferred Shares are no longer outstanding, the holders of the outstanding Common Shares shall be entitled to vote for a successor Trustee, to be assigned as a member Class I, Class II or Class III Trustee, such that the classes shall be of approximately equal size.

(b) When and if Preferred Shares are issued, the Trustees shall designate by resolution two Trustees to be elected solely by the holders of the outstanding Preferred Shares, voting separately as a single class (the “Preferred Trustees”). At the first annual meeting of shareholders following the issuance of the Preferred Shares, as applicable, the Preferred Trustees shall be elected to the Board of Trustees for a term expiring at the first succeeding annual meeting subsequent to their election, in each case until their respective successors are elected and qualified. At each subsequent annual meeting, the Preferred Trustees shall be elected for a term expiring at the next succeeding annual meeting subsequent to their election held for the election of Trustees of Class I, Class II or Class III, in each case until their respective successors are elected and qualified.

(c) Notwithstanding the foregoing, nothing in this Section 5 shall impair the power of the Board of Trustees to appoint Trustees, as provided in the Declaration of Trust, in the case of a vacancy by reason of the incapacity, death, resignation, retirement or removal of any Trustee or by reason of an increase in number of Trustees.

Section 6. Election of Trustees. (a) In a Contested Election (as such term is defined herein), Trustees shall be elected by a majority of the outstanding Shares of the Trust entitled to vote thereon.

(b) For purposes of this Article IV, Section 6, “Contested Election” shall mean any election of Trustees in which the number of persons nominated for election as Trustees in accordance with these By-Laws exceeds the number of Trustees to be elected, with the determination that any election of Trustees is a Contested Election to be made by the Board or an officer of the Trust authorized by the Trustees to make such determination prior to the time the Trust mails its initial proxy statement in connection with such election of Trustees. If, prior to the time the Trust mails its initial proxy statement in connection with such election of Trustees, one or more persons nominated for election as a Trustee is withdrawn such that the number of persons nominated for election as Trustees no longer exceeds the number of Trustees to be elected, such election shall not be considered a Contested Election.

Section 7. Eligibility Qualifications. Each Trustee, who in the view of the Board, has such present or former association with a Trust’s investment adviser as may cause such person to be deemed an “interested person” (as defined under the 1940 Act) of such investment adviser, is referred to herein as a “Management Trustee”. Each Trustee who is not a Management Trustee is referred to herein as a “Non-Management Trustee.” After the public offering of any Shares of a Trust, only persons satisfying the applicable qualification requirements detailed in this Section 7 may be nominated, elected, appointed, qualified or seated (“nominated or seated”) to serve as Trustee unless a majority of the Trustees then in office shall have determined by resolution that failure to satisfy a particular qualification requirement will not present undue conflicts or impede the ability of the individual to discharge the duties of a Trustee or the free flow of information among Trustees or between the Trust’s investment adviser and the Trustees:

(a) An individual nominated or seated as a Trustee shall not have been charged (unless such charges were dismissed or the individual was otherwise exonerated) with a criminal offense involving moral turpitude, dishonesty or breach of trust, or have been convicted or have pled guilty or nolo contendere with respect to a felony under the laws of the United States or any state thereof;

(b) An individual nominated or seated as a Trustee shall not be and shall not have been subject to any censure, order, consent decree (including consent decrees in which the respondent has neither admitted nor denied the findings) or adverse final action of any federal, state or foreign governmental or regulatory authority (including self-regulatory organizations), barring or suspending such individual from participation in or association with any investment-related business or restricting such individual’s activities with respect to any investment-related business (collectively, “Prohibited Conduct”), nor shall any individual nominated or seated as a Trustee be or have engaged in any conduct which has resulted in, the SEC censuring, placing limitations on the activities, functions, or operations of, suspending, or revoking the registration of any investment adviser under Section 203(e) or (f) of the Investment Advisers Act of 1940, as amended;

(c) An individual nominated or seated as a Trustee shall not have been charged (unless such charges were dismissed or the individual was otherwise exonerated), convicted, have pled guilty or nolo contendere, been subject to any censure, order, consent decree (including consent decrees in which the individual has neither admitted nor denied the findings) or final action or finding of any federal, state or foreign governmental or regulatory authority (including self-regulatory organizations) with respect to any conduct that pursuant to Section 9(b) of the 1940 Act could constitute a basis for the SEC to by order prohibit, conditionally or unconditionally, such individual from serving or acting as an employee, officer, director, member of an advisory board, investment adviser or depositor of, or principal underwriter for a registered investment company, regardless of whether or not any such prohibition has been ordered;

(d) An individual nominated or seated as a Trustee shall not be and shall not have been the subject of any of the ineligibility provisions contained in Section 9(a) of the 1940 Act that would result in, or could have reasonably been expected or would reasonably be expected to result in such individual or a company of which such individual is an affiliated person (as defined in Section 2(a)(3) of the 1940 Act) being ineligible to serve or act in the capacity of employee, officer, director, member of an advisory board, investment adviser, or depositor of any registered investment company, or principal underwriter for any registered investment company, registered unit investment trust, or registered face-amount certificate company, in the absence of an exemptive order under Section 9(c) of the 1940 Act;

(e) An individual nominated or seated as a Trustee shall not fail to comply with any other criteria established by or pursuant to the 1940 Act related to service as a trustee of a management investment company;

(f) An individual nominated or seated as a Trustee shall not cause (in the case of a nomination, if seated) the Trust to fail to comply with any criteria established by or pursuant to the 1940 Act governing the permitted composition of the board of trustees of a registered investment company;

(g) An individual nominated or seated as a Trustee shall not, during the year of the election or nomination of such individual and during the immediately preceding calendar year, be, have been, or have been nominated or seated as, officer, general partner, manager, managing member, member of an advisory board, trustee or director (or person performing similar functions) of (i) any investment company registered under the 1940 Act or other collective investment vehicle that would be an investment company, as defined in the 1940 Act, but for Section 3(c)(1), 3(c)(7) or 3(c)(11) of the 1940 Act (an “investment company”) (other than the Trust and other investment vehicles having the same investment adviser as the Trust or an investment adviser in a control relationship with the investment adviser of the Trust) or (ii) serve as trustee or director (or person performing similar functions) on a board of more than three operating companies with a class of shares registered under the Exchange Act or treated as public reporting companies under any comparable regulatory regime;

(h) An individual nominated or seated as a Trustee shall agree to maintain an investment in the investment companies advised by the investment adviser of the Trusts consistent with any applicable policy of the Board; and

(i) Only individuals satisfying the following additional qualification requirements applicable to Non-Management Trustees may be nominated or seated to serve as a Non-Management Trustee:

(i) An individual nominated or seated as a Non-Management Trustee shall not be an “interested person” of the Trust as defined under Section 2(a)(19) of the 1940 Act;

(ii) An individual nominated or seated as a Non-Management Trustee shall not be an “affiliated person” (as defined in the 1940 Act) of the Trust or an affiliated person of such person;

(iii) An individual nominated or seated as a Non-Management Trustee shall not directly or indirectly own beneficially, or be a member of a group of Shareholders party to an agreement, arrangement or practice for sharing information or decisions concerning Shareholder actions or the acquisition, disposition or voting of Shares, who together directly or indirectly own beneficially five percent (5%) or more of the outstanding Shares of any class of Shares of the Trust (each such Person and each such member of such group, a “5% Holder”), may not control or act in concert with a 5% Holder, and may not be an immediate family member of a 5% Holder or of a Person who controls or acts in concert with a 5% Holder;

(iv) An individual nominated or seated as a Non-Management Trustee shall not, and any immediate family member of such nominee shall not, during the year of the election or nomination of such individual and during the immediately preceding calendar year, be or have been an employee, officer, general partner, manager, managing member, trustee or director (or person performing similar functions) of a 5% Holder or any Person in a control relationship with or who acts in concert with a 5% Holder;

(v) An individual nominated or seated as a Non-Management Trustee shall not, and any immediate family member of such nominee shall not, during the year of the election or nomination of such individual and during the immediately preceding calendar year, accept or have accepted directly or indirectly any consulting, advisory, or other compensatory fee from a 5% Holder or from any Person in a control relationship with or who acts in concert with a 5% Holder;

(vi) An individual nominated or seated as a Non-Management Trustee shall not, and any immediate family member of such individual shall not, control or act in concert with any “12(d) Holder” (as defined below) or any Person in a control relationship with a 12(d) Holder. For purposes of this Article IV, “12(d) Holder” shall mean any “Investment Fund” (as defined below), but excluding any Investment Fund managed by the Trust’s investment adviser or an investment adviser in a control relationship with the Trust’s investment adviser, and any company or companies controlled by such Investment Fund in the aggregate owning beneficially or of record (A) more than three percent (3%) of the outstanding voting Shares of the Trust, (B) securities issued by the Trust having an aggregate value in excess of five percent (5%) of the total assets of such Investment Fund and any company or companies controlled by such Investment Fund, (C) securities issued by the Trust and by all other Investment Funds having an aggregate value in excess of ten percent (10%) of the total assets of the Investment Fund making such investment and any company or companies controlled by the Investment Fund making such investment, or (D) together with other Investment Funds having the same investment adviser, investment manager, general partner or managing member (or investment advisers, investment managers, general partners or managing members in a control relationship) and companies controlled by such Investment Funds, more than ten percent (10%) of the total outstanding Shares of the Trust. For purposes of this Article IV, “Investment Fund” shall mean any collective investment vehicle primarily engaged in the business of investing in “investment securities” (as defined under the 1940 Act);

(vii) An individual nominated or seated as a Non-Management Trustee shall not, and any immediate family member of such individual shall not, during the year of the election or nomination of such individual and during the immediately preceding calendar year, be or have been an employee, officer, general partner, manager, managing member, trustee or director (or person performing similar functions) of a 12(d) Holder or any Person in a control relationship with a 12(d) Holder or who acts in concert with a 12(d) Holder; and

(viii) An individual nominated or seated as a Non-Management Trustee shall not, and any immediate family member of such individual shall not, during the year of the election or nomination of such individual and during the immediately preceding calendar year, accept or have accepted any consulting, advisory, or other compensatory fee from a 12(d) Holder or a Person in a control relationship with a 12(d) Holder or who acts in concert with a 12(d) Holder.

Section 8. Board Guidelines. The Trustees may from time to time require all Trustees (and any nominee for Trustee) to agree in writing as to matters of corporate governance, business ethics and confidentiality, as detailed in their Board Guidelines, while such persons serve as Trustees, such agreement to be on the terms and in a form determined satisfactory by the Trustees, as amended and supplemented from time to time in the discretion of the Trustees. The Board Guidelines may only be amended by a majority of the seated Trustees. Such Board Guidelines may provide that the Trustees may determine that violations by a Trustee of such Board Guidelines shall constitute cause for removal of such Trustee.

Article V

Committees and Advisory Board

Section 1. Executive and Other Committees. The Trustees may elect from their own number an Executive Committee to consist of not less than two Trustees to hold office at the pleasure of the Trustees. While the Trustees are not in session, the Executive Committee shall have the power to conduct the current and ordinary business of the Trust, including the purchase and sale of securities and the designation of securities to be delivered upon redemption of Shares of the Trust, the terms of any underwriting of Shares of the Trust, and such other powers of the Trustees as the Trustees may, from time to time, delegate to the Executive Committee except those powers which by the Declaration of Trust or these By-Laws the Trustees are prohibited from so delegating. The Trustees may also elect other Committees (which Committees may include individuals who are not Trustees) from time to time, the number comprising such Committees, the powers conferred upon the same (subject to the same limitations as with respect to the Executive Committee) and the terms of membership on such Committees to be determined by the Trustees. The Trustees may designate a chairman of any such Committee. In the absence of such designation a Committee may elect its own chairman.

Section 2. Meeting, Quorum and Manner of Acting. The Trustees may (i) provide for stated meetings of any Committee, (ii) specify the manner of calling and notice required for special meetings of any Committee, (iii) specify the number of members of a Committee required to constitute a quorum and the number of members of a Committee required to exercise specified powers delegated to such Committee, (iv) authorize the making of decisions to exercise specified powers by written assent of the requisite number of members of a Committee without a meeting, and (v) authorize the members of a Committee to meet by means of a telephone or video conference circuit. Notwithstanding the foregoing, in the absence of such provision, specification or authorization by the Trustees, the provisions of these By-Laws applicable to meetings and actions by the Trustees shall apply, mutatis mutandis, to meetings of, and the exercise of powers delegated to, a Committee.

Each Committee may keep regular minutes of its meetings and shall keep records of decisions taken without a meeting and cause them to be recorded in a book designated for that purpose and kept in the office of the Trust.

Section 3. Advisory Board. The Trustees may appoint an Advisory Board to consist in the first instance of not less than three members. Members of such Advisory Board shall not be Trustees or officers and need not be Shareholders. A member of such Advisory Board shall hold office for such period as the Trustees may by vote provide and may resign therefrom by a written instrument signed by him or her which shall take effect upon its delivery to the Trustees. The Advisory Board shall have no legal powers and shall not perform the functions of Trustees in any manner, such Advisory Board being intended merely to act in an advisory capacity. Such Advisory Board shall meet at such times and upon such notice as the Trustees may by resolution provide.

Article VI

Officers

Section 1. General Provisions. The officers of the Trust shall be a President, a Treasurer or a Controller, a Chief Compliance Officer and a Secretary, who shall be elected by the Trustees. The Trustees may elect or appoint such other officers or agents as the business of the Trust may require, including one or more Vice Presidents, one or more Assistant Treasurers or Assistant Controllers and one or more Assistant Secretaries. The Trustees may delegate to any officer or committee the power to appoint any subordinate officers or agents.

Section 2. Term of Office and Qualifications. Except as otherwise provided by Applicable Law, the Declaration of Trust or these By-Laws, each of the President, the Treasurer (or Controller), the Chief Compliance Officer and the Secretary shall be in office until his or her resignation is accepted by the Trustees or until his or her respective successor shall have been duly elected and qualified, or in each case until he or she sooner dies or is removed. All other officers shall hold office at the pleasure of the Trustees. Any two or more offices, except those of President and Vice-President, may be held by the same person. Any officer may be, but none need be, a Trustee or Shareholder.

Section 3. Removal. The Trustees, at any regular or special meeting of the Trustees, may remove any officer with or without cause by a vote of a majority of the trustees. Any officer or agent appointed by any officer or Committee may be removed with or without cause by such appointing officer or Committee.

Section 4. Powers and Duties of the President. The President shall be the principal executive officer of the Trust. Subject to the control of the Trustees and any committee of the Trustees, the President shall at all times exercise a general supervision and direction over the affairs of the Trust. The President shall have the power to employ attorneys and counsel for the Trust and to employ such subordinate officers, agents, clerks and employees as he or she may find necessary to transact the business of the Trust. The President shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in the furtherance of the interests of the Trust. The President shall have such other powers and duties as, from time to time, may be conferred upon or assigned to him or her by the Trustees.

Section 5. Powers and Duties of Vice Presidents. In the absence or disability of the President, the Vice President or, if there be more than one Vice President, any Vice President designated by the Trustees shall perform all the duties and may exercise any of the powers of the President, subject to the control of the Trustees. Each Vice President shall perform such duties as may be assigned to him or her from time to time by the Trustees or the President.

Section 6. Powers and Duties of the Treasurer (or Controller). The Treasurer shall be the principal financial and accounting officer of the Trust. The Treasurer shall deliver all funds of the Trust that may come into his or her hands to such custodian as the Trustees may employ. The Treasurer shall render a statement of condition of the finances of the Trust to the Trustees as often as they shall require the same and shall in general perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the Trustees. The Treasurer shall give a bond for the faithful discharge of his or her duties, if required to do so by the Trustees, in such sum and with such surety or sureties as the Trustees shall require. The principal financial and accounting officer of the Trust may be the Controller instead of the Treasurer, in which case all provisions of these By-Laws concerning the Treasurer shall be deemed to refer to the Controller instead.

Section 7. Powers and Duties of the Chief Compliance Officer. The Chief Compliance Officer shall be the principal compliance officer of the Trust. The Chief Compliance Officer shall have full responsibility and authority to develop and enforce appropriate policies and procedures for the Trust. The Chief Compliance Officer shall have sufficient seniority and authority to compel others to adhere to the compliance policies and procedures of the Trust. The Chief Compliance Officer shall be appointed by the Trustees and may only be removed by the Trustees. The Chief Compliance Officer shall report periodically to the Trustees with respect to compliance matters and at least annually meet separately in executive session with the independent Trustees, without other officers or interested Trustees. The Chief Compliance Officer shall annually review the policies and procedures of the Trust and prepare an annual written report to the Trustees outlining at a minimum the operation of the policies and procedures of the Trust and each service provider since the last report; any material changes made to the policies and procedures since the last report; any recommendations for material changes to the policies and procedures as a result of the annual review; and any material compliance matters since the date of the last report.

Section 8. Powers and Duties of the Secretary. The Secretary shall keep the minutes of all meetings of the Shareholders in proper books provided for that purpose; shall keep the minutes of all meetings of the Trustees; shall have custody of the seal of the Trust, if any, and shall have charge of the Share transfer books, lists and records unless the same are in the charge of the Transfer Agent, The Secretary shall attend to the giving and serving of all notices by the Trust in accordance with the provisions of these By-Laws and as required by Applicable Law; and subject to these By-Laws, shall in general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Trustees.

Section 9. Powers and Duties of Assistant Treasurers. In the absence or disability of the Treasurer, any Assistant Treasurer designated by the Trustees shall perform all the duties, and may exercise any of the powers, of the Treasurer. Each Assistant Treasurer shall perform such duties as from time to time may be assigned to him or her by the Treasurer or by the Trustees. Each Assistant Treasurer shall give a bond for the faithful discharge of his or her duties, if required to do so by the Trustees, in such sum and with such surety or sureties as the Trustees shall require. If the principal financial and accounting officer of the Trust is the Controller, all provisions of these By-Laws concerning Assistant Treasurers shall be deemed to refer to Assistant Controllers.

Section 10. Powers and Duties of Assistant Secretaries. In the absence or disability of the Secretary, any Assistant Secretary designated by the Trustees shall perform all of the duties, and may exercise any of the powers, of the Secretary. Each Assistant Secretary shall perform such duties as from time to time may be assigned to him or her by the Secretary or by the Trustees.

Section 11. Compensation. Subject to any Applicable Law or provision of the Declaration of Trust, the compensation of the officers, Trustees, and members of the Advisory Board, if any, shall be fixed from time to time by the Trustees or, in the case of officers, by any committee of officers upon whom such power may be conferred by the Trustees. No officer shall be prevented from receiving such compensation as such officer by reason of the fact that he or she is also a Trustee.

Article VII

Fiscal Year

The fiscal year of the Trust shall be determined by resolution of the Board of Trustees.

Article VIII

Seal

The Trustees may adopt a seal, which shall be in such form and shall have such inscription thereon as the Trustees may from time to time prescribe.

Article IX

Notices

A written notice shall be deemed to have been sent if mailed, emailed or sent or delivered by other electronic means, including, except where prohibited by Applicable Law, by posting on a website. Any notice shall be deemed to be given at the time when the same shall be mailed, emailed or sent or delivered by other electronic means. Whenever any notice is required to be given by Applicable Law, the Declaration of Trust or these By-Laws, a waiver thereof in writing, signed by the Person or Persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

Article X

Shares of the Trust

Section 1. Share Certificates. No certificates certifying the ownership of Shares shall be issued, except as the Trustees may otherwise determine from time to time. In the event that certificates are so authorized, certificates representing Shares shall be signed in the name of the Trust by the Chairman of the Board, the President or a Vice President, and by the Secretary or an Assistant Secretary (which signatures may be either manual or facsimile, engraved or printed), or, in the case of one or more global certificates issued to a depository, may otherwise be signed in accordance with the requirements of such depository. In case the Chairman of the Board or any officer who shall have signed such certificates shall have ceased to hold such position or office before such certificates shall be issued, they may nevertheless be issued by the Trust with the same effect as if such person were still in such position or office at the date of their issuance. Transfers of Shares represented by a certificate shall be made only on surrender of any certificate or certificates for such Shares properly endorsed. In the event that the Trust issues certificates representing outstanding Shares of any class of the Trust, the Trustees may determine to retire such certificates and for ownership of outstanding Shares of such class to be represented only by entry on the books of the Trust or its agent or agents, and in that case, to authorize the officers of the Trust to take such steps as are necessary and appropriate to retire such certificates.

Section 2. Lost, Destroyed or Mutilated Certificates. The holder of any certificate representing Shares shall immediately notify the Trust of any loss, destruction or mutilation of such certificate, and the Trust may issue a new certificate in the place of any certificate theretofore issued by it which the holder thereof shall allege to have been lost or destroyed or which shall have been mutilated, and the Trustees may, in their discretion, require such owner or his legal representatives to give to the Trust a bond in such sum, limited or unlimited, and in such form and with such surety or sureties, as the Trustees in their absolute discretion shall determine, to indemnify the Trust against any claim that may be made against it on account of the alleged loss or destruction of any such certificate, or the issuance of a new certificate. Anything herein to the contrary notwithstanding, the Trustees, in their absolute discretion, may refuse to issue any such new certificate, except as otherwise required by law.

Article XI

Litigation Matters

Section 1. Exclusive Forum for Certain Litigation. Except as otherwise provided in a Trust’s Declaration of Trust, any action commenced by a Shareholder (i) directly, against (a) the Trust or the Trust on behalf of the class or series on behalf of or in the right or name of which the derivative action is proposed to be brought (the “affected Class”), (b) the Trust’s Trustees or officers, related to, arising out of or concerning the Trust, its business or operations, or (c) otherwise related to, arising out of or concerning the Trust, its business or operations or (ii) derivatively in the right or name of, or on behalf of the Trust or affected Class (collectively, the “Covered Actions”), shall be brought only in the U.S. District Court for the District of Massachusetts (Boston Division) or if such Covered Action may not be brought in that court, then such action shall be brought in the Business Litigation Session of Suffolk Superior Court in Massachusetts (the “Chosen Courts”). The Trust, its Trustees and officers, and its Shareholders each (x) consent to jurisdiction in the Chosen Courts; (y) waive any objection to venue in any of the Chosen Courts and (z) waive any objection that any of the Chosen Courts is an inconvenient forum. Except to the extent prohibited by applicable law, if any Shareholder shall commence a Covered Action in any court other than a Chosen Court without the written consent of the Trust, then each such Shareholder shall be obligated, jointly and severally, to reimburse the Trust and any Trustee or officer of the Trust made a party to such proceeding, for the costs and expenses (including attorneys’ fees) incurred by the Trust and any Trustee or officer of the Trust in connection with any successful motion to dismiss, stay or transfer such action on the basis of the failure to comply with this Article XI, Section 1. Nothing contained herein shall be deemed to violate any provision under or require a waiver of compliance with any provision of, or restrict any shareholder rights granted by, the Securities Act of 1933, as amended, the Exchange Act, or the 1940 Act, or of any valid rule, regulation or order of the SEC thereunder.

Section 2. Waiver of Jury Trail. In any Covered Action, except for any such Covered Action brought under the Securities Act of 1933, as amended, the Exchange Act, or the 1940 Act, or of any valid rule, regulation or order of the SEC thereunder, there shall be no right to a jury trial. SUBJECT TO THE FOREGOING, THE RIGHT TO A TRIAL BY JURY IS EXPRESSLY WAIVED BY THE PARTIES TO SUCH COVERED ACTION TO THE FULLEST EXTENT PERMITTED BY LAW.

Section 3. Derivative and Direct Actions. (a) The purpose of this Article XI, Section 3 is to protect the interests of the Trust and its Shareholders by establishing a process that will permit legitimate inquiries and claims to be made and considered while avoiding the time, expense, distraction and other harm that can be caused to the Trust and its Shareholders as a result of spurious Shareholder claims, demands and derivative actions. This Article XI, Section 3 applies except as otherwise provided in a Trust’s Declaration of Trust.

(b) No Shareholder may bring a derivative or similar action or proceeding in the right of or name of or on behalf of a Trust or any class or series of Shares of the Trust to recover a judgment in its favor (a “derivative action”) unless each of the following conditions is met:

(i) Each Complaining Shareholder, as defined below, was a Shareholder of the Trust or, if brought in the right of or name of or on behalf of a class or series of Shares of the Trust, of the affected Class, at the time of the action or failure to act complained of, or acquired the Shares afterwards by operation of law from a Person who was a Shareholder at that time;

(ii) Each Complaining Shareholder was a Shareholder of the Trust or, if brought in the right of or name of or on behalf of a class or series of Shares of the Trust, the affected Class at the time the demand required by subparagraph (iii) below was made;

(iii) Prior to the commencement of such derivative action, the Complaining Shareholders have made a written demand on the Trustees requesting that the Trustees cause the Trust to file the action itself on behalf of the Trust or the affected Class (a "demand"). Such written demand shall: (A) be executed by or on behalf of no less than three Complaining Shareholders who together hold not less than 5% of the voting power of the Trust or, if brought in the right of or name of or on behalf of a class or Series of Shares of the Trust, the affected Class (the “Complaining Shareholders”), none of which shall be related to (by blood or by marriage) or otherwise affiliated with any other Complaining Shareholder (other than as Shareholders of the Trust); and (B) include at least the following:

(1)	a copy of the proposed derivative complaint, setting forth a detailed description of the action or failure to act complained of, the facts upon which each such allegation is made and the reasonably estimated damages or other relief sought;
(2)	a statement to the effect that the Complaining Shareholders believe in good faith that they will fairly and adequately represent the interests of similarly situated Shareholders in enforcing the right of the Trust or, if applicable, the affected Class and an explanation of why the Complaining Shareholders believe that to be the case;
(3)	a certification that the requirements of subparagraphs (i) and (ii) of this paragraph (b) have been met, as well as information and documentation reasonably designed to allow the Trustees to verify that certification;
(4)	a list of all other derivative or class actions in which any of the Complaining Shareholders is or was a named plaintiff, the court in which such action was filed, the date of filing, the name of all counsel to any plaintiffs and the outcome or current status of such actions;
(5)	a certification by each Complaining Shareholder of the number of Shares of the Trust or, if brought in the right of or name of or on behalf of any class or series of Shares of the Trust, the affected Class, owned beneficially or of record by such Complaining Shareholder at the time set forth in subparagraphs (i), (ii) and (iii) of this paragraph (b) and an undertaking by each Complaining Shareholder that such Complaining Shareholder will be a Shareholder of the Trust or, if applicable, the affected Class as of the commencement of and throughout the derivative action, and that during such period each Complaining Shareholder will notify the Trust in writing of any sale, transfer or other disposition by the Complaining Shareholders of any such Shares within three business days thereof; and
(6)	an acknowledgment of the provisions of paragraphs (f), (h), (i) and (j) of this Article XI, Section 3 below;

(iv) the derivative action has not been barred in accordance with paragraph (d) below.

(c) Within 90 calendar days of the receipt of a Shareholder demand submitted in accordance with the requirements above, those Trustees who are independent for purposes of considering the demand (the “independent Trustees”) will consider, with the assistance of counsel who may be retained by such Trustees on behalf and at the expense of the Trust, the merits of the claim and determine whether maintaining a suit would be in the best interests of the Trust or the affected Class, as applicable. If, during this 90-day period, those independent Trustees conclude that a determination as to the maintenance of a suit cannot reasonably be made within the 90-day period, those independent Trustees may extend the 90-day period by a period of time that the independent Trustees consider will be sufficient to permit them to make such a determination, not to exceed 60 calendar days from the end of the initial 90-day period (such 90-day period, as it may be extended as provided herein, the “review period”). Notice of any such decision to extend the review period shall be sent to the Complaining Shareholders, or the Shareholders’ counsel if represented by counsel, in writing in accordance with the provisions under a Trust’s Declaration of Trust contemplating communications with shareholders, within five business days of any decision to extend the period. Trustees who are not deemed to be interested persons of the Trust as defined under the 1940 Act are deemed independent for all purposes, including for the purpose of approving or dismissing a derivative action. A Trustee otherwise independent for purposes of considering the demand shall not be considered not to be independent solely by virtue of (i) the fact that such Trustee receives remuneration for his service as a Trustee of the Trust or as a trustee or director of one or more investment companies with the same or an affiliated investment adviser or underwriter, (ii) the amount of such remuneration, (iii) the fact that such Trustee was identified in the demand as a potential defendant or witness, or (iv) the fact that the Trustee approved the act being challenged in the demand if the act resulted in no material personal benefit to the Trustee or, if the Trustee is also a Shareholder, no material personal benefit that is not shared pro rata with other Shareholders.

(d) If the demand has been properly made under paragraph (b) of this Article XI, Section 3, and a majority of the independent Trustees have considered the merits of the claim and have determined that maintaining a suit would not be in the best interests of the Trust or the affected Class, as applicable, the demand shall be rejected and the Complaining Shareholders shall not be permitted to maintain a derivative action unless they first sustain the burden of proof to the court that the decision of the Trustees not to pursue the requested action was not a good faith exercise of their business judgment on behalf of the Trust. If upon such consideration a majority of the independent Trustees determine that such a suit should be maintained, then the appropriate officers of the Trust shall either cause the Trust to commence that suit and such suit shall proceed directly rather than derivatively, or permit the Complaining Shareholders to proceed derivatively, provided however that any counsel representing the interests of the Trust or the affected Class shall be approved by the Trustees. The Trustees, or the appropriate officers of the Trust, shall inform the Complaining Shareholders of any decision reached under this paragraph (d) by sending, in accordance with the provisions contemplating communications with Shareholders under the Trust’s Declaration of Trust, written notice to each Complaining Shareholder, or the Shareholder’s counsel, if represented by counsel, within five business days of such decision having been reached.

(e) If notice of a decision has not been sent to the Complaining Shareholders or the Shareholders’ counsel within the time permitted by paragraph (d) above, and sub-paragraphs (i) through (iv) of paragraph (b) above have been complied with, the Complaining Shareholders shall not be barred by these By-Laws or the Trust’s Declaration of Trust, if applicable, from commencing a derivative action.

(f) Each Complaining Shareholder whose demand is rejected pursuant to paragraph (d) above shall be responsible, jointly and severally, for the costs and expenses (including attorneys’ fees) incurred by the Trust in connection with the Trust’s consideration of the demand if a court determines that the demand was made without reasonable cause or for an improper purpose.

(g) No Shareholder may bring a direct action claiming injury as a Shareholder of the Trust, or an affected Class, where the matters alleged (if true) would give rise to a claim by the Trust or by the Trust on behalf of an affected Class, unless the Shareholder has suffered an injury distinct from that suffered by the Shareholders of the Trust, or the affected Class, generally. Without limiting the generality of the foregoing, claims to vindicate a Shareholder’s contractual voting rights constitute direct claims only when the alleged injury to the Shareholder relating to the claim about his, her, or its voting rights is distinct from injury alleged to be suffered by the Shareholders of the Trust, or the affected Class, generally. A Shareholder bringing a direct claim must be a Shareholder of the Trust or, as applicable, the affected Class against which the direct action is brought at the time of the injury complained of, or have acquired the Shares afterwards by operation of law from a Person who was a Shareholder at that time.

(h) Each Shareholder who commences or maintains a derivative or direct action in violation of this Article XI, Section 3 shall, jointly and severally, reimburse the Trust for the costs and expenses (including attorneys’ fees) incurred by the Trust in connection with the action if the action is dismissed on the basis of the failure to comply with this Article XI, Section 3. If a court determines that any derivative action has been brought without reasonable cause or for an improper purpose, the costs and expenses (including attorneys’ fees) incurred by the Trust in connection with the action shall be borne, jointly and severally, by each Shareholder who commenced the action. If a court dismisses a direct action for failure to state a claim, the costs and expenses (including attorneys’ fees) incurred by the Trust in connection with the action shall be borne, jointly and severally, by each Shareholder who commences the action.

(i) The Trust shall be responsible for payment of attorneys’ fees and legal expenses incurred by a Shareholder bringing a derivative or direct action in any circumstances only if required by law. Any attorneys’ fees so incurred by a Shareholder that the Trust is obligated to pay shall be calculated using reasonable hourly rates.

(j) Any claim subject to this Article XI, Section 3 shall be subject to the provisions in a Trust’s Declaration of Trust contemplating applicable law, forum selection, and jury waiver.

Article XII

Amendments

These By-Laws, or any of them, may be altered, amended, repealed or restated, or new By-Laws may be adopted, at any time by at least sixty-six and two-thirds percent (66-2/3%) of the Trustees, except that Schedule A hereto may be altered, amended or restated from time to time to add or remove Trusts that are subject to these By-Laws. These By-Laws may not be altered, amended, repealed or restated and new By-Laws may not be adopted by the Shareholders of the Trust.

Schedule A

Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund

First Trust Senior Floating Rate Income Fund II

First Trust Energy Income and Growth Fund

First Trust Enhanced Equity Income Fund

First Trust/abrdn Global Opportunity Income Fund

First Trust Mortgage Income Fund

First Trust Specialty Finance and Financial Opportunities Fund

First Trust High Income Long/Short Fund

First Trust Energy Infrastructure Fund

First Trust Dynamic Europe Equity Income Fund

First Trust New Opportunities MLP & Energy Fund

First Trust Intermediate Duration Preferred & Income Fund

First Trust MLP and Energy Income Fund

First Trust High Yield Opportunities 2027 Term Fund